AMENDMENT

TO

SUPPLEMENT TO THE CUSTODY AGREEMENT

HONG KONG-CHINA CONNECT SERVICE

This Amendment (“Amendment”) is made as of the 1st day of April 2022, by and between RBC FUNDS TRUST (the “Client”) and THE BANK OF NEW YORK MELLON (“BNYM”).

BACKGROUND:

A.

BNYM and the Client entered into a Supplement to the Custody Agreement Hong Kong—China Connect Service dated February 5, 2015 (the “Connect Supplement”) relating to BNYM’s provision of services to the Client.

B.	The parties desire to amend the Connect Supplement as set forth herein.

TERMS:

The parties hereby agree that:

1.	The first paragraph of the Connect Supplement is hereby amended by deleting the second sentence and replacing it in its entirety with the following:

“This Letter serves as a supplement to the CA and applies to the following portfolios of Client: RBC Emerging Markets Equity Fund, RBC Emerging Markets Value Equity Fund, RBC Global Opportunities Fund, RBC International Opportunities Fund, RBC Global Equity Leaders Fund and RBC China Equity Fund (each a Series).”

2.	Miscellaneous.

(a)	As hereby amended, the Connect Supplement shall remain full force and effect.

(b)

The Connect Supplement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

RBC FUNDS TRUST

By:

Name:
Title:

THE BANK OF NEW YORK MELLON

By:

Name:
Title: